Exhibit 3.1

ARTICLES OF INCORPORATION

OF

EVERGREEN INVESTOR SERVICES, INC.

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned natural person, more than twenty-one years of age, acting as incorporator in order to organize and establish a corporation under the Colorado Corporation Code, does hereby adopt the following Articles of Incorporation, to-wit:

ARTICLE I

NAME

    The name of the Corporation is Evergreen Investor Services, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

    The initial registered office of the corporation is 3103 Highway 74, Suite 220, Evergreen, Colorado and the name of the initial registered agent of the corporation at such address is Kirby Phillips.

ARTICLE III

DURATION

    The corporation shall have perpetual existence.

ARTICLE IV

PURPOSES AND OBJECTIVES

    The purpose and objectives for which this corporation is organized is:

    Section 1.   To engage in all brokerage business and investment consultation services permissible for corporations under the- laws of the State of Colorado and specifically set forth under Article Three of the Colorado Corporation Code.

    Section 2.   To engage in any lawful business permissible for corporations under the laws of the State of Colorado and specifically set forth under Article Three of the Colorado Corporation Code.

ARTICLE V

POWERS

    The powers of the corporation shall be those powers presently granted by Article Three of the Colorado Corporation Code under which this corporation is formed, and those powers which may subsequently be granted by amendment to the Colorado Corporation Code. In addition, the corporation shall have the following specific powers:

    Section 1.  Officers.  The corporation shall have the power to elect or appoint officers and agents of the Corporation and to fix their compensation.

    Section 2.  Capacity.  The corporation shall have the power to act as an agent for any individual, association, partnership, corporation or other legal entity.

    Section 3.  Acquisitions.  The corporation shall have the power to receive, acquire, hold, exercise rights arising out of the ownership or possession thereof, sell, or otherwise dispose of, shares or other interest in, or obligations of, individuals, associations, partnerships, corporations or government.

    Section 4.  Earned Surplus.  The corporation shall have the power to receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the corporation, but such shares may only be purchased, directly or indirectly, out of earned surplus.

    Section 5.  Gifts.  The corporation shall have the power to make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

ARTICLE VI

QUORUM TOR SHAREHOLDER MEETINGS

    A quorum for purposes of shareholder meetings shall consist of the holders of a majority of the outstanding shares of stock, represented in person or by proxy, or, by holders of a lesser proportion of the shares entitled to vote thereon, represented in person or by proxy as the directors shall provide in the Bylaws, but in no case shall a quorum of shareholders consist of holders of less than one-third of the shares entitled to vote thereon.

ARTICIE VII

CAPITAL STOCK

    Section 1.  Authorized Shares.  The total number of shares Which this corporation is authorized to issue is 10,000 shares of common stock par value of fifty cents each ($.50).

    Section 2.  Voting Rights of Shareholders.   Each holder of the common stock shall be entitled to one vote for each share of stock standing in his name on the books of the corporation.  Cumulative voting shall not be permitted.

    Section 3.  Consideration for Shares.  The common stock shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment "or shares shall be conclusive.  When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable.

    Section 4.  Pre-Emptive Rights.   Before publicly selling or offering to sell any additional shares of its common stock or any stock, bonds, debentures or other securities, convertible into common stock, the corporation shall first offer to all of the holders of its common stock the right to purchase a pro rata proportion of such common stock or such securities convertible into common stock.  This section shall apply only to sales or offerings in exchange for cash. Specifically excluded are transfers in exchange for specific goods or personal services.

    Section 5.   Transfer Restrictions.  The Corporation shall have a right to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, provided that such restrictions as may be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of common stock.

ARTICLE VIII

MANAGEMENT

    For the management of the business, and for the conduct of the affairs of the corporation and for the further definition, limitation, and regulation of the powers of the corporation and its directors and shareholders, it is further provided:

    Section 1.   Size of Board.   The number of Directors shall be fixed in accordance with the Bylaws.  So long as the number of Directors shall be less than three, no shares of this corporation may be issued and held of record by more shareholders than there are Directors.  Any shares issued in violation of this paragraph shall be null and void.  This provision shall also constitute a restriction on the transfer of shares and a legend shall be conspicuously placed on each certificate respecting shares preventing transfer of the shares to more shareholders than there are Directors.  The initial Board of Directors of the Corporation shall consist of two (2) members, their names and addresses are as follows:

Kirby Phillips, 3103 Hwy 74, #220, Evergreen, Colorado
Dean Davis, 3103 Hwy 74, #220, Evergreen, Colorado

    Section 2. Powers of Board.  In furtherance and not in limitation of the powers conferred by the State of Colorado, the board of Directors is expressly authorized and empowered:

A.   Bylaws.   To make, alter, amend and repeal the Bylaws, subject to the power of the shareholders to alter or repeal the Bylaws made by the Board of Directors.

B.  Books and Records.    Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation or any of them, shall be open to shareholder inspection.  No shareholder shall have any right to inspect any of the accounts, books, or documents of the corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the shareholders of the corporation.

C.   Power to Borrow.  To authorize and issue, without shareholder consent, obligations of the corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge, or mortgage, as security therefore, any real or personal property of the corporation, including after-acquired property.

D.  Dividends.  To determine Whether any and, if so, what part, of the earned surplus of the corporation shall be paid in dividends to the shareholders, and to direct and determine otherwise use and disposition of any such earned surplus.

E.  Profits.  To fix, from time to time, the amount of the profits of the corporation to be reserved as working capital or for any other lawful purpose.

F.   Fringe Benefits. To establish bonus, profit- sharing, stock option or other types of incentive compensation plans for the employees, including officers and directors of the corporation, and to fix the amount of profits to be shared, or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations.

G.   Compensation.   To provide for the reasonable compensation of its own members by Bylaws, and to fix the terms and conditions upon which such compensation will be paid.

H.   Not in Limitation.  In addition to the powers and authority hereinabove, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Colorado, of these Articles of Incorporation, and of the Bylaws of the corporation.

    Section 3.  Interested Directors.  No contract or transaction between this corporation and any of its directors, or between this corporation and any other corporation, firm, association or other legal entity shall be invalidated by reason of the fact that the director of the corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction.

    Section 4.   Incorporator.  The name and address of the incorporator is as follows:

Kirby Phillips, 3103 Hwy 74, #220, Evergreen, Colorado

   Section 5. Indemnification.   The corporation shall indemnify any person who is or was a director, officer, employee or agent of the corporation to the full extent which presently is or may in the future be permitted under Colorado Statutes as contained in Article Three of the Colorado Corporation Code.

ARTICLE IX

AMENDMENT OF ARTICLES

    The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time in the manner prescribed by the laws of the State of Colorado, and with a majority vote of the shareholders.  All rights herein conferred on the directors, officers and shareholders are granted and subject to this reservation.

ARTICLE X

PLACE OF MEETING, CORPORATE BOOKS

    Subject to the laws of the State of Colorado, the shareholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the corporation outside the State of Colorado, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator of the annexed and foregoing Articles of Incorporation, for the purposes of organizing and establishing a corporation under the Colorado Corporation Code, execute these Articles of Incorporation aforesaid and declare that the statements therein contained are true and accordingly have hereunto set my hand and seal this 29th day of December, 1983.

/s/ Kirby Phillips
Kirby Phillips

STATE OF COLORADO	)
) ss.
COUNTY OF JEFFERSON	)

I, Connie Janelle Fields, a Notary Public hereby certify that on the 29th day of December, 1983 personally appeared before me Kirby Phillips, being by me first duly sworn, severally declared that he is the person who signed the foregoing document as Incorporator, and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 29th day of December, 1983.

/s/ Connie Janelle Fields
Notary Public
My Commission Expires: 9-26-87
Address: 3103 Hwy 74 #120 Evergreen, CO 80339